Exhibit 10.3

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is made and entered into the 25th day of July, 2008 to be effective as of the effective date (the “Effective Date”), between Artann Laboratories, Inc., (“Artann”) a Delaware corporation, and ProUroCare Medical Inc., (“ProUroCare”) a Nevada corporation.

WITNESSETH:

WHEREAS, ProUroCare has expertise and intellectual property in the field of urologic products and applications; and

WHEREAS, Artann has developed expertise and intellectual property in the area of a prostate mechanical imaging system; and

WHEREAS,  ProUroCare and Artann desire to enter into (i) this Agreement and (ii) a License Agreement of even date herewith (the “License Agreement”) whereby Artann grants certain patent, trade secret and technology license rights to ProUroCare with respect to various prostate mechanical imaging systems (the “PMI System”); and

WHEREAS, Artann and ProUroCare desire to work together pursuant to the terms of this Agreement to develop and commercialize PMI Systems.

AGREEMENTS:

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“2008 ProUroCare Offering” means one or more public or private equity offerings that raises at least Four Million Dollars ($4,000,000.00) by ProUroCare after the date of signing of this Agreement.

“2008 Offering Price” means the weighted average price that ProUroCare shares have traded over the forty five (45) day period prior to the date of the closing of the 2008 ProUroCare Offering.

“510K” means an application filed with FDA pursuant to § 510(k) of the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act to initiate marketing and sales in the U.S.

“Agreement” means this Agreement and all Exhibits hereto.

“Artann” means Artann Laboratories, Inc.

“Artann Trade Secrets” means the Confidential Information of Artann (e.g., software source code) that are used or useful in the use, manufacture or sale of a PMI System and which provide a sustainable competitive technology and which qualify fully as trade secret information within the normal and common meaning of that term under the laws of the State of New Jersey.

“Confidential Information” means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the “disclosing party”) to the other party (the “receiving party”) or generated under this Agreement, excluding information which:

(a)           was already in the possession of receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof);

(b)           is or becomes part of the public domain by reason of acts not attributable to the receiving party;

(c)           is or becomes available to receiving party from a source other than the disclosing party which source, to the best of receiving party’s knowledge, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing party with respect thereto;

(d)           is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis;

(e)           has been independently developed by the receiving party without breach of this Agreement or use of any Confidential Information of the other party; or

(f)            has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts of the receiving party.

All Confidential Information disclosed by one party to the other under this Agreement with the exception of PMI Documentation and Artann Trade Secrets shall be in writing and bear a legend “Company Proprietary” or words of similar import or, if disclosed in any manner other than writing, shall be preceded or followed by an oral statement indicating that the information is Company proprietary or confidential, with an identification of the particular information that is Company proprietary or confidential.  PMI Documentation and Artann Trade Secrets will be considered Confidential Information by default.

“Effective Date” means ten (10) days after close of the 2008 ProUroCare Offering or November 30, 2008, whichever is first to occur.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“FDA Approval” means approval by the FDA of a 510K or PMA to commercially sell a Product.

“Field of Use” means diagnosis or treatment of urologic disorders of the prostate, kidney or liver.

“Generation V PMI System” means the most current PMI System existing as of the Effective Date of the Agreement.

“Intellectual Property” means U.S. and foreign patents and patent applications, know-how, trade secrets, Inventions, discoveries and technical information including but not limited to information embodied in drawings, designs, mask works, mask work applications, copyrights, copyright applications, trademarks and trademark applications, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto and all amendments, modifications and improvements to any of the foregoing.

“Invention” means any invention, whether or not patented or patentable, and whether or not memorialized in writing.

“PMA” means a pre-market approval application filed with the FDA as more fully defined under 21 U.S.C. Section 360(e), to obtain permission to initiate marketing and sales in the U.S.

“PMI System” means the Artann’s prostate mechanical imaging system consisting of a 1) transrectal probe with pressure sensor arrays, 2) positioning system, 3) data processing unit, 4) real time imaging display, and 5) operating system, as generally outlined in the journal article entitled “Prostate Mechanical Imaging:  A New Method for Quantitative Prostate Assessment” by Weiss, et al.

“PMI Documentation” means software and software source code (if, and to the extent such code is not maintained as an Artann Trade Secret); any and all drawings, schematics, assembly information, methods, specifications, know how, procedures, processes, designs, technical data and engineering reports necessary and/or useful in the development, use and manufacture of a PMI System.

“Product” means a PMI System including all improvements and modifications applicable thereto, except for improvements and modifications that are developed for a different medical device which have only tangential application to a PMI System and which were developed independently of any activities conducted under this Agreement and/or the Development and Commercialization Agreement.

“ProUroCare” means ProUroCare Medical, Inc.

“Territory” means anywhere and everywhere in the world.

1.2           Definitional Provisions.

(a)           The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b)           Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c)           References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

(d)           The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

ARTICLE 2
DEVELOPMENT ACTIVITIES

2.1           Purpose.   Artann and ProUroCare intend to collaborate together to develop, commercialize and market PMI Systems.  Toward that end, clinical testing regulatory approval and product refinement of the PMI System is indicated.  Each party shall perform its respective obligations pursuant to the process set forth in this Agreement.

2.2           Clinical Testing and IDE Submission.

(a)           Unless otherwise specified, Artann shall conduct and complete all pre-clinical activities and testing on the Generation V PMI System.

(b)           Unless otherwise specified, Artann shall be responsible for obtaining all necessary FDA regulatory approval for tests of the Generation V PMI System pursuant to an IDE including specification of the scope of IDE clinical study, selection of investigational sites, preparation of investigator brochures, instruction and training of clinical investigators, data collection and analysis reporting of adverse IDE events and overall preparation and prosecution of FDA approved IDE clinical studies.  It is understood that all chosen investigational sites shall be acceptable to Artann, shall not conflict with the NIH grant objectives and shall be subject to the inventory and accountability requirements as specified by the Department of Health and Human Services.

(c)           Artann may solicit, accept and utilize NIH grant monies for the conduct of such pre-clinical and clinical studies, as, if, and to the extent permitted in any such grants.

(d)           Artann shall share information with ProUroCare necessary to facilitate a mutual understanding of the status of the clinical studies and the decision-making in connection therewith.  Without limiting the foregoing, Artann shall provide ProUroCare with a summary of the clinical activities and developments as reasonably requested by ProUroCare.  Such report shall encompass data, records and reports generated by or for hospitals, clinics and health care groups and all reports and information on the IDE clinical study provided to the FDA and all information and reports received from the FDA.  ProUroCare shall be provided a copy of the NIH grant.

(e)           ProUroCare shall provide clinical study advice and assistance, at no charge to Artann, including but not limited to suggestions on the selection of investigators, the scope and content of clinical study protocol and IDE submissions, the preparation of investigator brochures, the claims to be addressed and supported in the study, and the overall conduct of the clinical studies.  Although not bound to follow such ProUroCare advice and suggestions, Artann shall give it due consideration and preference whenever feasible.

2.3           510K/PMA Regulatory Submission.

(a)           Unless otherwise specified, Artann shall be responsible for preparing all necessary regulatory approvals for the Generation V PMI System via a 510K or PMA application to FDA in accordance with the NIH grant funding even though the 510K or PMA application may be drafted or prepared in significant part by Hogan & Hartson and/or other regulatory and consulting groups.

(b)           Artann may solicit, accept and utilize NIH grant monies for such 510K or PMA submission, as, if and to the extent permitted in any such grants.

( c)          Artann shall share information with ProUroCare on the proposed 510K or PMA application strategy, including but not limited to details on the proposed claims, warnings, contradictions and use instructions for which approval is to be sought.  Without limiting the foregoing, Artann shall allow ProUroCare to review and comment upon any and all draft 510(K) or PMA submissions and shall modify any such 510(K) or PMA submission as requested by ProUroCare, unless such ProUroCare requested modification would delay the date that the 510(K) or PMA is filed with and/or approved by FDA.

(d)           The 510(K) or PMA application shall be submitted in the name of Artann, but application shall be made to FDA to have the name on the application changed from Artann to ProUroCare upon the first commercial sale of the Generation V PMI System.

2.4           Product Refinement.

(a)           Artann shall provide Product hardware and software development, refinement and debugging services to ready the Generation V PMI System for commercial sale.  Such development, refinement and debugging services shall, among other things, address issues, concerns and deficiencies identified in IDE clinical testing and satisfy FDA concerns.

(b)           Artann may solicit, accept and utilize NIH grant monies for such Product refinement, as, if, and to the extent permitted in any such grants.

ARTICLE 3

PAYMENT FOR DEVELOPMENT ACTIVITIES

3.1           In consideration for the development activities undertaken by Artann hereunder, ProUroCare shall provide Artann; 1) the equity set forth in Section 3.2; 2) the milestone payments set forth in Section 3.3, and 3) the retainer fee set forth in Section 3.4.

3.2           Equity.

ProUroCare shall provide equity (i.e., shares of stock) in ProUroCare having a value of approximately One Million Dollars ($1,000,000.00) upon completion of the FDA approved IDE clinical studies more fully described in Section 2.2 and submission of a 510(K) or PMA as outlined in Section 2.3 on the Generation V PMI System.  The exact number of shares of stock in ProUroCare shall equal $1,000,000.00 divided by the fair market value price per share of ProUroCare stock, with that price being the weighted average price that ProUroCare shares have traded over the forty five (45) day period prior to the date of the 510(K) or PMA submission.  In no event shall the fair market price per share used for this computation be less than eighty percent (80%) of the 2008 Offering Price.

3.3           Milestone Payments.

ProUroCare shall make the following milestone payments to Artann:

(a)           Two Hundred Fifty Thousand Dollars ($250,000.00) upon initiation of an FDA approved IDE clinical study (i.e., upon first actual use of a Generation V PMI System on a patient enrolled in the IDE clinical study) on the Generation V PMI System as more fully described in Section 2.2;

(b)           Two Hundred Fifty Thousand Dollars ($250,000.00) upon completion of that FDA approved IDE clinical study and submission of a 510(K) or PMA on the Generation V PMI System; as more fully described in Section 2.3; and

(c)           Seven Hundred Fifty Thousand Dollars ($750,000.00) upon FDA approval of a 510(K) or PMA to allow the Generation V PMI System to be commercially sold.

3.4           ProUroCare shall pay Artann a monthly retainer fee for technical advice and training of ProUroCare representatives by qualified Artann personnel, as may be most appropriate, to facilitate a thorough understanding of the Generation V PMI System and the PMI Documentation.  Although the exact number of days that it will take Artann personnel to conduct such advice and training is not now known, it is anticipated that it may take up to twenty-five (25) days per month for the first six (6) months and twelve (12) days per month for the following twelve (12) months.  The monthly fee retainer shall be paid within ten (10) days from the end of the month starting from the Effective Date of the Agreement and shall be Thirty Thousand Dollars ($30,000.00) per month for each of the first six (6) months from the Effective Date of the Agreement and Fifteen Thousand Dollars ($15,000.00) per month for the next twelve (12)

months.  It is understood and agreed that any intellectual property (e.g., any patentable invention) provided through or as a part of this technical advice and training shall not be deemed to be work made for hire and ProUroCare shall not obtain any property rights thereto.

3.5           Product Development Success Bonus.

ProUroCare shall provide equity (i.e., shares of stock) in ProUroCare having a value of approximately One Million Dollars ($1,000,000.00) as a bonus if FDA approval for commercial sale of the Generation V PMI System is obtained within fifteen (15) months of the Effective Date of the Agreement.  The exact number of shares of stock in ProUroCare shall equal $1,000,000.00 divided by the fair market value price per share of ProUroCare stock, with that price being the weighted average price that ProUroCare shares have traded over the forty five (45) day period prior to the date of the 510(K) or PMA approval for commercial sale.  Such equity shall be reduced by ten (10) percent per month for each full month that such FDA approval is delayed beyond such fifteen (15) month period.

ARTICLE 4

SCALE UP COMMERCIAL ACTIVITIES

4.1           Pre-Commercial Product.

Artann shall supply to ProUroCare such quantities of Generation V PMI Systems as is reasonably required by ProUroCare for pre-commercial test, evaluation, marketing and clinical study and to facilitate having a third party manufacturer produce the Generation V PMI Systems for commercial sale.  The number of such pre-commercial Generation V PMI Systems to be supplied by Artann is anticipated to number approximately twenty (20).

4.2           Commercial Product.

Artann may be requested to provide Generation V PMI Systems for ProUroCare’s initial commercial marketing.  Artann agrees to use best reasonable efforts to provide such needed commercial Product to ProUroCare and ProUroCare shall use best reasonable efforts to limit the number of such Product to a number less than one hundred (100).

4.3           Pre-Commercial and Commercial Product.

ProUroCare shall pay Artann TBD Dollars for each requested pre-commercial Generation V PMI System and TBD Dollars for each commercial system.  Payment for each such system shall be made as follows:  fifty percent (50%) at the date ProUroCare orders the Generation V PMI System and the remaining fifty percent (50%) upon delivery to ProUroCare.

4.4           Scale-Up Service.

Artann shall provide all reasonably requested Generation V PMI System manufacture and scale-up services to ProUroCare or a third party manufacturer designated by ProUroCare to facilitate the commercial manufacture of such Product.  Such services shall be provided by qualified Artann personnel and ProUroCare shall pay Artann Twelve Hundred Dollars

($1,200.00) per day per individual (based upon an eight (8) hour work day with partial days being payable on a pro-rata basis) for such services.

ARTICLE 5

FUTURE GENERATION PMI SYSTEMS

5.1           Future Agreements.

The parties contemplate the development and marketing of further and additional versions and generations of PMI Systems.  ProUroCare shall solicit ideas and recommendations from Artann, but ProUroCare shall be solely responsible for setting specifications and outsourcing the manufacture of such further and additional versions and generations of PMI Systems.  The specific terms for development and marketing of such further and additional versions and generations of PMI Systems shall be as specified in a separate agreement entered into between the parties hereto.

5.2           Future NIH Grants.

ProUroCare shall have a “right of first negotiation” with Artann regarding any future NIH grants that Artann receives for the development of Products in the Field of Use.  The “right of first negotiation” means the right of ProUroCare to negotiate exclusivity with Artann for a period of ninety (90) days (the “period of exclusivity”) from the date of such NIH grant to enter into a development and commercialization arrangement for such Products.  If an agreement is not reached during this “period of exclusivity”, Artann may enter into a development and commercialization agreement with a third party, but only upon terms which are no less favorable than those offered by ProUroCare during the “period of exclusivity”.

ARTICLE 6

CERTAIN REPRESENTATIONS, WARRANTIES AND INDEMNITIES

6.1           Representations and Warranties.

(a)           Artann represents and warrants to ProUroCare that the execution and delivery by Artann of this Agreement and the performance by Artann of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Artann, as amended, or any provision of any indenture, agreement or other instrument to which Artann or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Artann and that this Agreement has been duly executed and delivered by Artann and constitutes the legal, valid and binding obligation of Artann, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

(b)           ProUroCare represents and warrants to Artann that the execution and delivery by ProUroCare of this Agreement and the performance by ProUroCare of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of ProUroCare, as amended, or any provision of any indenture, agreement or other instrument to which ProUroCare or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of ProUroCare and that this Agreement has been duly executed and delivered by ProUroCare and constitutes the legal, valid and binding obligation of ProUroCare, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

Limitation of Liability.  ARTANN WILL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF GOODWILL, OR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCT OR SERVICES, OR OTHERWISE, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY AND WHETHER OR NOT A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.2           Indemnity.

(a)           Purposely left blank.

(b)           Subject to the terms and conditions of this Agreement, ProUroCare shall indemnify and hold Artann, and each of its officers, directors, employees, agents or consultants harmless from and against any third-party liability, losses, damages, claims, costs and expenses (including reasonable fees of attorneys and other professionals and court costs) (collectively “Liabilities”) arising out of or connected with (a) any breach of this Agreement by ProUroCare or  (b) the use by or administration of the ProUroCare Product to any person that arises out of the use, manufacture, sale, import or other exploitation of a ProUroCare Product by ProUroCare or a ProUroCare sublicensee (except to the extent such liability resulted from any gross negligence or willful misconduct of Artann in the design, specification or manufacture of the Product).  Additionally, ProUroCare shall maintain commercially reasonable product liability insurance with such insurance being effective as of a date no later than the date of first clinical use independently directed by ProUroCare or commercial sale of Product and shall have Artann listed as an additional insured party on such insurance.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1           Ownership of Intellectual Property.  All Intellectual Property of ProUroCare existing on the Effective Date, and any Intellectual Property developed solely by employees of, or consultants working for, ProUroCare in the course of the Agreement, shall be and remain the property of ProUroCare.  All Intellectual Property of Artann existing on the Effective Date, and any Intellectual Property, developed solely by employees of, or consultants working for Artann in the course of the Agreement, shall be the property of Artann and ProUroCare shall not acquire any rights therein except pursuant to the License Agreement.  Any Intellectual Property developed jointly by employees or consultants of Artann and ProUroCare in the course of work performed under this Agreement shall be jointly owned by ProUroCare and Artann, with each party having an undivided interest therein, subject to the License Agreement.

7.2           Protection of Intellectual Property.  If either Artann or ProUroCare proposes to file for any U.S. or foreign patent, copyright and mask work registration, or any continuation or modification thereof, with respect to any Joint Invention, or proposes to prosecute any alleged infringement of any Joint Invention, then such party proposing to file such registration or prosecute such alleged infringement (“the first party”) shall notify the other party (“the second party”) in writing and the second party shall have option of joining in such action.  If the second party elects to join in such action, the second party shall (i) pay one-half of the total expenses incurred by ProUroCare and Artann therein, (ii) be entitled to participate in all material steps in such action, and (iii) in the event of prosecution of alleged infringement, be entitled to share in one-half of all recoveries.  If the second party elects not to join in such action, the first party shall be entitled to control such action and retain all recoveries from the prosecution of alleged infringement, but such failure to participate shall not affect the second party’s ownership interest in the Joint Inventions or in any Intellectual Property rights therein.  Whether or not the second party elects to join in such action, the second party shall, upon the request of the first party, cooperate with and assist the first party in such action to the extent required by statute, regulation, or government agency, including without limitation, executing and delivering all documents in connection therewith and using its reasonable efforts to obtain such executions from all appropriate employees and agents of the second party; provided that if the second party has elected not to participate in such action, the first party shall reimburse the second party for costs and expenses incurred by the second party in connection with such cooperation, including any filing and attorneys fees, but not including internal administrative or personnel expenses of the second party.  Each party will treat Joint Inventions as Confidential Information so long as they remain trade secrets under applicable state statutes or common law except to the extent that such Joint Invention are protected by federal copyright, patent or mask work statutes.  Except as set forth in this Section 7.2 and the License Agreement, each party may freely license or assign Joint Inventions (provided that any assignee agrees in writing to be bound by the obligations of the licensing or assigning party hereto and obligations of confidentiality as they apply to Confidential Information hereunder) and neither party will have any obligation to account to the other with respect to Joint Inventions.  The obligations of this Section 7.2 shall survive any termination or expiration of this Agreement.

ARTICLE 8

TERM AND TERMINATION

8.1           Term.  Subject to earlier termination as provided in Section 8.2 of this Agreement, this Agreement shall commence upon the Effective Date and is for an initial term of three (3) years and may thereafter be renewed for additional one (1) year terms upon mutual agreement of the parties.

8.2           Termination.  Notwithstanding the provisions of Section 8.1 above, this Agreement may be terminated in accordance with the following provisions:

(a)           A party may terminate this Agreement by giving notice in writing to the other party if the other party is in breach of any material obligation (e.g., obligation of ProUroCare to make a payment as specified under Sections 3.1, 3.2 and 3.3 hereof and Sections 3.1 and 3.3 of the License Agreement), representation, warranty or covenant of this Agreement and shall have failed to cure such breach within sixty (60) days of receipt of written notice thereof from the first party;

(b)           A party may terminate this agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of its business.

8.3           Effect of Termination.

(a)           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

(b)           The provisions of Article 6 (Certain Representations, Warranties, and Indemnities); Article 5 (Intellectual Property); Section 9.1 (Non-Disclosure) and Section 9.12 (Arbitration) shall survive a termination under Section 8.2.

ARTICLE 9

MISCELLANEOUS

9.1           Non-Disclosure.  Each party agrees not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder or under the License Agreement) any Confidential Information of the other party obtained during the term of this Agreement until (i) the expiration of four (4) years after the termination or expiration of this Agreement or (ii) the end of 2015, whichever is last to occur.  Each party further agrees to take appropriate measures to prevent any such prohibited disclosure by its present and future employees, officers, agents, subsidiaries, or consultants during the term of this Agreement and for a period of (i) four (4) years thereafter or (ii) the end of 2015, whichever is last to occur.  Artann Trade Secrets shall be kept confidential perpetually.

9.2           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of Artann herein may not be assigned except to any person who succeeds to substantially all of Artann’s business, and (ii) the rights and obligations of ProUroCare herein may not be assigned except to any person who succeeds to all or a substantial portion of ProUroCare’s business to which this Agreement relates.  Any attempted assignment of this Agreement in violation of this Section 9.2 shall be null and void.

9.3           Entire Agreement.  This Agreement and the Development and Commercialization Agreement, and the agreements contemplated herein and therein constitute the entire agreements of the parties with respect to the subject matter of such agreements and supersede all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of such agreements.

9.4           Governing Law.  This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey, without giving effect to principles of conflicts of laws.  The parties hereby agree to submit all disputes arising hereunder to the jurisdiction of the Federal District Court for New Jersey where Artann is resident.

9.5           Amendment, Waiver, Discharge, etc.  This Agreement may not be amended, released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives.  The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

9.6           Execution in Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

9.7           Titles and headings; Construction.  The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

9.8           Benefit.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9           Notices.  All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to ProUroCare to:

ProUroCare Medical, Inc.

5500 Wayzata Boulevard, #310

Golden Valley, MN  55416

Attention:  CEO

Phone:  952-476-9093

Fax:  763-591-5039

if to Artann to:

Artann Laboratories, Inc.

1459 Lower Ferry Road

West Trenton, NJ  08618-1414

Fax:  (609) 333-0710

Phone:  (609) 333-0712

Artann or ProUroCare may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail).

9.10         Severability.  If any provision of this Agreement is held invalid by a court of competent jurisdiction, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall nonetheless be enforceable according to their terms.

9.11         Execution of Further Documents.  Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably request to fully secure and/or evidence the rights or interests herein.

9.12         Purposely Left Blank.

9.13.        Compliance with Laws.  The parties will, and ProUroCare shall cause any permitted sublicensees of ProUroCare to, comply with all applicable international, national, state, regional and local laws and regulations, including all applicable import and export control laws, in exercising rights or performing their duties under this Agreement.

9.14.        Force Majeure.  Neither party shall be in default because of any failure to perform this Agreement if such failure arises from causes beyond the control of such party (“the first party”) and without the fault or negligence of such first party, including without limitation, Acts of God or of the public enemy, acts of the Government in either its sovereign or contractual capacity, fires, floods, earthquakes, epidemics, quarantine restrictions, strikes, freight embargoes or unusually severe weather.  In each instance, the failure to perform must be beyond the reasonable control and without the fault or negligence of the first party.

9.15.        Non-Solicitation.  ProUroCare agrees not to solicit any Artann employee or agent for employment by ProUroCare, irrespective of whether the proposed employment by ProUroCare shall be in a different capacity than the capacity in which such person provided services to or for Artann.

IN WITNESS WHEREOF, each of the parties has caused this License Agreement to be executed in the manner appropriate to each.

ARTANN LABORATORIES, INC.

By:	/s/ Noune Sarvazyan

Its:	CEO

PROUROCARE MEDICAL, INC.

By:	/s/Richard C. Carlson

Its:	CEO